Exhibit 99.1

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

CELSION CORPORATION REPORTS THIRD QUARTER

2006 FINANCIAL RESULTS

Revenues rise 28.6% to $4.1 Million for Quarter. Net Loss reduced by 51%.

Columbia, MD – November 8, 2006: Celsion Corporation (AMEX: CLN) today announced financial results for its third quarter ended September 30, 2006. The Company reported revenue of $4.1 million for the quarter, compared to $3.2 million for the third quarter of 2005, an increase of 28.6%.

Net loss for the third quarter was $990,000, or $0.09 per basic and diluted share, compared to a net loss of $2.0 million, or $0.18 per basic and diluted share for the comparable quarter in 2005. The 51% reduction in the net loss reflects the strength of the demand for the Prolieve® treatment and a substantial increase in gross margin, up from 31.8% of net sales in third quarter 2005 to 53.9% of net sales in third quarter 2006, due to the commissioning of the new Prolieve disposable catheter kit supplier.

The Company reported revenue for the nine months ended September 30, 2006 of $6.8 million, compared to $8.0 million in the comparable period in 2005. Net loss for the nine months was $6.5 million, or $0.61 per basic and diluted share, compared to $6.6 million, or $0.61 per basic and diluted share in the first nine months of 2005.

Anthony P. Deasey, Celsion’s Chief Financial Officer and Interim President and Chief Executive Officer, commented, “We are very pleased with these results. The sales were delivered in the seven weeks since Prolieve was released from recall on August 11. While the sales include building inventory in our distributor, Boston Scientific’s, warehouse they also demonstrate the strong market acceptance of Prolieve as a treatment for benign prostatic hyperplasia. We expect this progress to continue and, as a result, we are increasing our guidance for 2006 annual sales from our current estimate of $10 million to $11 million. It is also encouraging to note that the Prolieve profit contribution enabled us to reduce our net cash burn for the third quarter to $900,000 compared to $2.5 million and $4.0 million respectively for the first and second quarters of this year.”

“We continue to make good progress in our ThermoDox™ liver cancer phase I trial, having recently completed the fourth, 50mg/m², cohort of six patients. Additionally, we have treated, at least once, all three patients in the second cohort of patients in our phase I multiple dose escalation study in recurrent chest wall breast cancer at Duke University Medical Center.”

About Celsion: The Prolieve Thermodilatation system is a minimally invasive transurethral microwave system which combines a transurethral microwave thermotherapy device with pressure applied by a balloon catheter.

Prolieve is marketed, in the United States under an exclusive distribution agreement, with Boston Scientific Corporation.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

-Financial Tables Follow-

Celsion Corporation

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2006	2005	2006
Net Sales	$3,206	$4,123	$7,972	$6,775
Cost of sales	2,187	1,903	5,385	4,310

Gross margin	1,019	2,220	2,587	2,465

Operating expenses
Research & development	2,294	2,337	6,998	6,907
General & administrative	810	850	2,648	2,943

Total Operating expenses	3,104	3,187	9,646	9,850

Loss from operations	(2,085)	(967)	(7,059)	(7,385)

Other income/(expense)
License fee amortization	143	143	429	429
Interest income (expense), net	10	(167)	136	(297)
Loss from investment in Celsion China Ltd.	(22)	—	(67)	(251)
Gain on sale of Celsion (Canada) Ltd.	—	—	—	1,012
Other	—	—	—	(5)

Net loss before income taxes	(1,954)	(991)	(6,561)	(6,497)

Income taxes	—	—	—	—

Net loss	$(1,954)	$(991)	$(6,561)	$(6,497)

Net loss per common share (basic and diluted)	$(0.18)	$(0.09)	$(0.61)	$(0.61)

Weighted average shares outstanding (1)	10,709,323	10,737,222	10,724,530	10,728,100

(1) Adjusted to reflect February 27, 2006 15:1 reverse stock split

Celsion Corporation

Condensed Balance Sheets

(in thousands)

	December 31	September 30
	2005	2006
ASSETS		(Unaudited )
Current assets
Cash and cash equivalents	$2,313	$1,873
Short term investments	6,000	8,500
Accounts receivable	765	876
Inventory	3,326	3,045
Prepaid expenses	437	309
Escrow account – license	—	1,984

Total current assets	12,841	16,587
Property and equipment, net	571	565
Investment in Celsion China, Ltd.	12	—
Escrow account – license fee	2,053	—
Note and loan receivable	—	1,631
Other assets	432	534

Total assets	$15,909	$19,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,996	$1,624
Accrued expenses	1,348	1,347
Deferred income	571	571

Total current liabilities	3,915	3,542
Loans Payable principle and accrued interest	6,178	15,923
Deferred revenue	2,381	1,953

Total liabilities	12,474	21,418

Stockholders’ equity
Common stock	107	107
Additional paid-in capital	86,230	87,194
Treasury stock	—	(2)
Accumulated deficit	(82,902)	(89,400)

Total stockholders’ equity (deficit)	3,435	(2,101)

Total liabilities and stockholders’ equity	$15,909	$19,317

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